Exhibit 10.18

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT This agreement (the “Agreement”) is made and entered into as of May 14, 2008, by and between HouseValues, Inc. (“HouseValues” or “we”), a Washington corporation, and Michael A. Nelson (“You”), an individual.

Term of Employment and Compensation

You commenced performing the usual and customary work of a Chief Technology Officer April 14, and will perform that work as well as any additional duties that the CEO/ Board of Directors may instruct you to perform. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues.

Your salary was raised April 14, to $210,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Management Bonus Program

You are eligible to participate in the annual management bonus program. The management bonus program is defined by the CEO and Board of Directors. There is no guaranteed payout under the management bonus program.

Your target bonus is 45%. In its discretion, the Board of Directors may choose to fund a bonus below that amount or above that amount depending on company and individual performance. The exact bonus payment will be determined at the sole discretion of the Board of Directors.

Please note: The management bonus program is subject to change at any time.

Benefits

You will be entitled, during the term of your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees.

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

By entering into this Agreement, you are confirming the effectiveness and continuing obligations set forth in your previously executed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement. Please note that the Company’s willingness to enter into this Agreement with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this Agreement. If you wish to terminate your employment, HouseValues requests that you provide written notice at least two weeks prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above terminate except for the following:

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you shall be entitled to receive termination payments equal to (i) six months’ your annual base salary, and (ii) six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by the Company, provided that you sign a separation agreement releasing any claims against the Company. If the Company terminates your employment because of death or disability, you shall be entitled to receive six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by Company. If you are terminated for Cause or if you terminate your employment other than for Good Reason, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be limited to the occurrence of one or more of the following events:

(a)	willful misconduct, insubordination, or dishonesty in the performance of your duties or other knowing and material violation of Company’s policies and procedures in effect from time to time which results in a material adverse effect on Company;

(b)	your conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

(c)	current use by you of illegal substances that results in a criminal conviction and materially impairs Company’s business, goodwill or reputation; or

(d)	any material violation by you of your Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with Company that results in a material adverse effect on Company.

For the purposes of this Agreement, “Good Reason” shall mean that you, without your consent, have either:

(a)	incurred a material reduction in your title, status, authority or responsibility at Company;

(b)	incurred an involuntary reduction in your base salary from Company;

(c)	suffered a material breach of this Agreement by Company which Company does not cure within 20 days following written notice from you; or

(d)	a relocation of Company’s corporate office location more than 40 miles from the current location.

Additional Provisions

The terms of this Agreement, are subject to the approval of HouseValues’s Board of Directors. Upon full execution of this Agreement, HouseValues promptly will have prepared the documents necessary to effect all the terms of this Agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

This Agreement contains the entire agreement between the parties concerning its subject matter, and supersedes all oral understandings, representations, prior discussions and preliminary agreements of any nature. This Agreement does not constitute an offer by HouseValues and it shall not be effective until signed by both parties. Except as may be specifically allowed hereunder, this Agreement may not be modified or amended except by a written amendment to this Agreement signed by authorized representatives of both parties.

AGREED AND ACCEPTED BY:

HouseValues, Inc.		Michael A. Nelson

By	/s/ Ian Morris	By	/s/ Michael A. Nelson
Name (Print) Ian Morris		Name (Print) Michael A. Nelson
Title CEO		Title CTO

Date 5/14/08		Date 5/14/08